UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13D
                                (Rule 13d-101)

            Information to be Included in Statements Filed Pursuant to 13d-1(a) and Amendments Thereto Filed Pursuant to 13d-2(a)


                   Under the Securities Exchange Act of 1934
                           (Amendment No.   13   )*

                           THE SEAGRAM COMPANY LTD.
----------------------------------------------------------------------------
                               (Name of Issuer)

                  common shares without nominal or par value
----------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  811850 10 6
                   -----------------------------------------
                                (CUSIP Number)
                                Sarah E. Cogan
                          Simpson Thacher & Bartlett
        425 Lexington Avenue, New York, New York  10017  (212) 455-3575
----------------------------------------------------------------------------
  (Name, Address and Telephone Number of Person Authorized to Receive Notices
                              and Communications)

                                April 29, 1998
                   -----------------------------------------
            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Section 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box / /.

Note: Schedule filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Sections 240.13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13D


CUSIP No.     811850 10 6                   Page 2 of 34 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     EDGAR M. BRONFMAN, individually, as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman, as Managing Partner of Bronfman Associates, as trustee of a certain charitable foundation and as voting trustee under a certain voting trust agreement.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /  /
                                                                     (b) /  /

 3   SEC USE ONLY


 4   SOURCE OF FUNDS*


 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                  /  /


 6   CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

              7   SOLE VOTING POWER
  NUMBER OF
   SHARES         764,161
 BENEFICIALLY 8   SHARED VOTING POWER
  OWNED BY        2,756,688
    EACH
  REPORTING   9   SOLE DISPOSITIVE POWER
   PERSON
    WITH          764,161
              10  SHARED DISPOSITIVE POWER

                  60,944,960
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     64,215,453

 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                     /  /

 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     18.6
 14  TYPE OF REPORTING PERSON*

     IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                 SCHEDULE 13D


CUSIP No.     811850 10 6                   Page 3 of 34 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     THE HON. CHARLES R. BRONFMAN, as director or trustee of certain charitable foundations and as voting trustee under certain voting trust agreements.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /  /
                                                                     (b) /  /

 3   SEC USE ONLY


 4   SOURCE OF FUNDS*


 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                  /  /


 6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Canada

              7   SOLE VOTING POWER
  NUMBER OF
   SHARES         115,798,768
 BENEFICIALLY 8   SHARED VOTING POWER
   OWNED BY      2,756,688
    EACH
  REPORTING   9   SOLE DISPOSITIVE POWER
   PERSON
    WITH          454,901
              10  SHARED DISPOSITIVE POWER

                  4,114,520
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     119,010,357

 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                     /  /


 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     34.5

 14  TYPE OF REPORTING PERSON*

     IN
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                 SCHEDULE 13D


CUSIP No.     811850 10 6                   Page 4 of 34 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     PHYLLIS LAMBERT, individually and as director of a certain charitable foundation.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /  /
                                                                     (b) /  /

 3   SEC USE ONLY


 4   SOURCE OF FUNDS*


 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                  /  /


 6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Canada

              7   SOLE VOTING POWER
  NUMBER OF
   SHARES         1,000,000
 BENEFICIALLY 8   SHARED VOTING POWER
   OWNED BY       240
    EACH
  REPORTING   9   SOLE DISPOSITIVE POWER
   PERSON
    WITH          1,000,000
              10  SHARED DISPOSITIVE POWER

                  240
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,000,240

 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                     /  /

 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.3

 14  TYPE OF REPORTING PERSON*

     IN
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                 SCHEDULE 13D


CUSIP No.     811850 10 6                   Page 5 of 34 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     SAMUEL BRONFMAN II, individually and as trustee of a certain charitable foundation.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /  /
                                                                     (b) /  /

 3   SEC USE ONLY


 4   SOURCE OF FUNDS*


 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                  /  /


 6   CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

              7   SOLE VOTING POWER
  NUMBER OF
   SHARES         117,541
 BENEFICIALLY 8   SHARED VOTING POWER
   OWNED BY       240,000
    EACH
  REPORTING   9   SOLE DISPOSITIVE POWER
   PERSON
    WITH          117,541
             10  SHARED DISPOSITIVE POWER

                  240,000
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     357,541

 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                     /  /


 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.1

 14  TYPE OF REPORTING PERSON*

     IN
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                 SCHEDULE 13D


CUSIP No.     811850 10 6                   Page 6 of 34 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     EDGAR BRONFMAN, JR., individually, as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman and as trustee of a certain charitable foundation.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /  /
                                                                     (b) /  /

 3   SEC USE ONLY


 4   SOURCE OF FUNDS*


 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                  /  /


 6   CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

              7   SOLE VOTING POWER
  NUMBER OF
   SHARES         2,139,840
 BENEFICIALLY 8   SHARED VOTING POWER
   OWNED BY       240,000
    EACH
 REPORTING    9   SOLE DISPOSITIVE POWER
   PERSON
    WITH           2,139,840
              10  SHARED DISPOSITIVE POWER

                  60,945,337
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     63,085,177

 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                     /  /

 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     18.3

 14  TYPE OF REPORTING PERSON*

     IN
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                 SCHEDULE 13D


CUSIP No.     811850 10 6                   Page 7 of 34 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     MATTHEW BRONFMAN, individually, as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman and as director of a certain charitable foundation.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /  /
                                                                     (b) /  /

 3   SEC USE ONLY


 4   SOURCE OF FUNDS*


 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                  /  /


 6   CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

              7   SOLE VOTING POWER
  NUMBER OF
   SHARES         240
 BENEFICIALLY 8   SHARED VOTING POWER
   OWNED BY       240
     EACH
   REPORTING  9   SOLE DISPOSITIVE POWER
    PERSON
     WITH         240
              10  SHARED DISPOSITIVE POWER

                  60,704,844
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     60,705,084

 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                      /  /


 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     17.6

 14  TYPE OF REPORTING PERSON*

     IN
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                 SCHEDULE 13D


CUSIP No.     811850 10 6                   Page 8 of 34 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     STEPHEN R. BRONFMAN, individually, as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman and as director of certain charitable foundations.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /  /
                                                                     (b) /  /

 3   SEC USE ONLY


 4   SOURCE OF FUNDS*


 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                  /  /


 6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Canada

              7   SOLE VOTING POWER
  NUMBER OF
   SHARES         24,000
 BENEFICIALLY 8   SHARED VOTING POWER
   OWNED BY       240
    EACH
 REPORTING    9   SOLE DISPOSITIVE POWER
   PERSON
    WITH          24,000
              10  SHARED DISPOSITIVE POWER

                  28,674,404
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     28,698,404

 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                      /  /


 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     8.3

 14  TYPE OF REPORTING PERSON*

     IN
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                 SCHEDULE 13D


CUSIP No.     811850 10 6                   Page 9 of 34 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     ELLEN J. BRONFMAN HAUPTMAN, individually, as trustee under a certain trust for the benefit of descendants of the late
     Samuel Bronfman and as director of a certain charitable foundation.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /  /
                                                                     (b) /  /

 3   SEC USE ONLY


 4   SOURCE OF FUNDS*


 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                  /  /


 6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Canada

              7   SOLE VOTING POWER
  NUMBER OF
   SHARES         24,000
 BENEFICIALLY 8   SHARED VOTING POWER
   OWNED BY       0
    EACH
  REPORTING   9   SOLE DISPOSITIVE POWER
   PERSON
    WITH          24,000
              10  SHARED DISPOSITIVE POWER

                  25,394,164
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     25,418,164

 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                     /  /

 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     7.4

 14  TYPE OF REPORTING PERSON*

     IN
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                 SCHEDULE 13D

CUSIP No.     811850 10 6                   Page 10 of 34 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     HAROLD R. HANDLER, as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /  /
                                                                     (b) /  /

 3   SEC USE ONLY


 4   SOURCE OF FUNDS*


 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                  /  /


 6   CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

              7   SOLE VOTING POWER
  NUMBER OF
   SHARES         0
 BENEFICIALLY 8   SHARED VOTING POWER
   OWNED BY       0
    EACH
  REPORTING   9   SOLE DISPOSITIVE POWER
   PERSON
    WITH          0
              10  SHARED DISPOSITIVE POWER

                  60,704,604
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     60,704,604

 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                     /  /


 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     17.6

 14  TYPE OF REPORTING PERSON*

     IN
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                 SCHEDULE 13D

CUSIP No.     811850 10 6                   Page 11 of 34 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     MAYO A. SHATTUCK III, as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /  /
                                                                     (b) /  /

 3   SEC USE ONLY


 4   SOURCE OF FUNDS*



 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                  /  /


 6   CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

              7   SOLE VOTING POWER
  NUMBER OF
    SHARES        0
 BENEFICIALLY 8   SHARED VOTING POWER
  OWNED BY        0
    EACH
  REPORTING   9   SOLE DISPOSITIVE POWER
   PERSON
    WITH          0
              10  SHARED DISPOSITIVE POWER

                  60,704,604
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     60,704,604

 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                     /  /


 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     17.6

 14  TYPE OF REPORTING PERSON*

     IN
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                 SCHEDULE 13D


CUSIP No.     811850 10 6                   Page 12 of 34 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     JOHN L. WEINBERG, individually and as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /  /
                                                                     (b) /  /

 3   SEC USE ONLY


 4   SOURCE OF FUNDS*


 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                  /  /


 6   CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

              7   SOLE VOTING POWER
  NUMBER OF
   SHARES         12,000
 BENEFICIALLY 8   SHARED VOTING POWER
   OWNED BY       0
    EACH
  REPORTING   9   SOLE DISPOSITIVE POWER
   PERSON
    WITH          12,000
              10  SHARED DISPOSITIVE POWER

                  60,704,604
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     60,716,604

 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                       /  /


 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     17.6

 14  TYPE OF REPORTING PERSON*

     IN
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                 SCHEDULE 13D


CUSIP No.     811850 10 6                   Page 13 of 34 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     ARNOLD M. LUDWICK, as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman and as a director of certain charitable foundations.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /  /
                                                                     (b) /  /

 3   SEC USE ONLY


 4   SOURCE OF FUNDS*


 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                  /  /


 6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Canada

              7   SOLE VOTING POWER
  NUMBER OF
   SHARES         0
 BENEFICIALLY 8   SHARED VOTING POWER
   OWNED BY       0
    EACH
  REPORTING   9   SOLE DISPOSITIVE POWER
   PERSON
    WITH          0
              10  SHARED DISPOSITIVE POWER

                  28,674,164
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     28,674,164

 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                      /  /


 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     8.3

 14  TYPE OF REPORTING PERSON*

     IN
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                 SCHEDULE 13D


CUSIP No.     811850 10 6                   Page  14 of 34 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     ROBERT S. VINEBERG, individually and as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /  /
                                                                     (b) /  /

 3   SEC USE ONLY


 4   SOURCE OF FUNDS*


 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                  /  /


 6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Canada

              7   SOLE VOTING POWER
  NUMBER OF
   SHARES         53,200
 BENEFICIALLY 8   SHARED VOTING POWER
  OWNED BY        0
    EACH
 REPORTING    9   SOLE DISPOSITIVE POWER
   PERSON
    WITH           53,200
              10  SHARED DISPOSITIVE POWER

                  24,800,000
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     24,853,200

 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                     /  /


 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     7.2

 14  TYPE OF REPORTING PERSON*

     IN
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                 SCHEDULE 13D


CUSIP No.     811850 10 6                   Page  15 of 34 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     GARY J. GARTNER, as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /  /
                                                                     (b) /  /

 3   SEC USE ONLY


 4   SOURCE OF FUNDS*


 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                  /  /


 6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Canada

              7   SOLE VOTING POWER
  NUMBER OF
   SHARES         0
 BENEFICIALLY 8   SHARED VOTING POWER
   OWNED BY       0
    EACH
  REPORTING   9   SOLE DISPOSITIVE POWER
   PERSON
   WITH           0
              10  SHARED DISPOSITIVE POWER

                  8,400,000
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     8,400,000

 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                     /  /


 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     2.4

 14  TYPE OF REPORTING PERSON*

     IN
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                 SCHEDULE 13D


CUSIP No.     811850 10 6                   Page 16 of 34 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     STEVEN H. LEVIN, as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /  /
                                                                     (b) /  /

 3   SEC USE ONLY


 4   SOURCE OF FUNDS*


 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                  /  /


 6   CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

              7   SOLE VOTING POWER
  NUMBER OF
   SHARES         0
 BENEFICIALLY 8   SHARED VOTING POWER
  OWNED BY        0
    EACH
  REPORTING   9   SOLE DISPOSITIVE POWER
   PERSON
    WITH          0
             10   SHARED DISPOSITIVE POWER

                  8,400,000
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     8,400,000

 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                     /  /


 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     2.4

 14  TYPE OF REPORTING PERSON*

     IN
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                 SCHEDULE 13D


CUSIP No.     811850 10 6                   Page 17 of 34 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     JEFFREY D. SCHEINE, as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /  /
                                                                     (b) /  /

 3   SEC USE ONLY


 4   SOURCE OF FUNDS*


 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                  /  /


 6   CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

              7   SOLE VOTING POWER
  NUMBER OF
   SHARES         0
 BENEFICIALLY 8   SHARED VOTING POWER
   OWNED BY       0
    EACH
  REPORTING   9   SOLE DISPOSITIVE POWER
   PERSON
    WITH          0
             10   SHARED DISPOSITIVE POWER

                  8,400,000
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     8,400,000

 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                     /  /


 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     2.4

 14  TYPE OF REPORTING PERSON*

     IN
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                 SCHEDULE 13D


CUSIP No.     811850 10 6                   Page 18 of 34 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     TREVOR CARMICHAEL, as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /  /
                                                                     (b) /  /

 3   SEC USE ONLY


 4   SOURCE OF FUNDS*


 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                  /  /


 6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Barbados

              7   SOLE VOTING POWER
  NUMBER OF
   SHARES         0
 BENEFICIALLY 8   SHARED VOTING POWER
   OWNED BY       0
    EACH
  REPORTING   9   SOLE DISPOSITIVE POWER
   PERSON
    WITH          0
             10   SHARED DISPOSITIVE POWER

                  17,320,000
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     17,320,000

 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                     /  /


 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     5.0

 14  TYPE OF REPORTING PERSON*

     IN
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                 SCHEDULE 13D


CUSIP No.     811850 10 6                   Page 19 of 34 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     NEVILLE LEROY SMITH, as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /  /
                                                                     (b) /  /

 3   SEC USE ONLY


 4   SOURCE OF FUNDS*


 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                  /  /


 6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Barbados

              7   SOLE VOTING POWER
  NUMBER OF
    SHARES        0
 BENEFICIALLY 8   SHARED VOTING POWER
   OWNED BY       0
    EACH
  REPORTING   9   SOLE DISPOSITIVE POWER
   PERSON
    WITH          0
              10  SHARED DISPOSITIVE POWER

                  17,320,000
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     17,320,000

 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                     /  /


 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     5.0

 14  TYPE OF REPORTING PERSON*

     IN
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                 SCHEDULE 13D


CUSIP No.     811850 10 6                   Page  20 of 34 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     BRUCE I. JUDELSON, as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /  /
                                                                     (b) /  /

 3   SEC USE ONLY


 4   SOURCE OF FUNDS*


 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                  /  /


 6   CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

              7   SOLE VOTING POWER
  NUMBER OF
   SHARES         302,760
 BENEFICIALLY 8   SHARED VOTING POWER
   OWNED BY       0
    EACH
  REPORTING   9   SOLE DISPOSITIVE POWER
   PERSON
    WITH          1,002,760
             10   SHARED DISPOSITIVE POWER

                  17,320,000
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     18,322,760

 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                     /  /


 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     5.3

 14  TYPE OF REPORTING PERSON*

     IN
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                 SCHEDULE 13D


CUSIP No.     811850 10 6                   Page 21 of 34 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     STANLEY N. BERGMAN, as trustee under certain trusts for the benefit of descendants of the late Minda de Gunzburg and as voting trustee under a certain voting trust agreement.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /  /
                                                                     (b) /  /

 3   SEC USE ONLY


 4   SOURCE OF FUNDS*


 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                  /  /


 6   CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

              7   SOLE VOTING POWER
 NUMBER OF
   SHARES         0
 BENEFICIALLY 8   SHARED VOTING POWER
  OWNED BY        2,516,332
    EACH
  REPORTING   9   SOLE DISPOSITIVE POWER
   PERSON
    WITH          0
             10   SHARED DISPOSITIVE POWER

                  2,200,004
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,516,332

 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                     /  /


 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.7

 14  TYPE OF REPORTING PERSON*

     IN
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                 SCHEDULE 13D


CUSIP No.     811850 10 6                   Page 22 of 34 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     DR. GUIDO GOLDMAN, as trustee under certain trusts for the benefit of descendants of the late Minda de Gunzburg and as voting trustee under a certain voting trust agreement.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /  /
                                                                     (b) /  /

 3   SEC USE ONLY


 4   SOURCE OF FUNDS*


 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                  /  /


 6   CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

              7   SOLE VOTING POWER
  NUMBER OF
   SHARES         0
 BENEFICIALLY 8   SHARED VOTING POWER
   OWNED BY       2,516,332
    EACH
  REPORTING   9   SOLE DISPOSITIVE POWER
   PERSON
    WITH          0
              10  SHARED DISPOSITIVE POWER

                  2,200,004
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,516,332

 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                     /  /


 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.7

 14  TYPE OF REPORTING PERSON*

     IN
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                 SCHEDULE 13D


CUSIP No.     811850 10 6                   Page 23 of 34 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     LEONARD M. NELSON, as trustee under certain trusts for the benefit of descendants of the late Minda de Gunzburg and as voting trustee under a certain voting trust agreement.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /  /
                                                                     (b) /  /

 3   SEC USE ONLY


 4   SOURCE OF FUNDS*


 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                  /  /


 6   CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

              7   SOLE VOTING POWER
  NUMBER OF
   SHARES         0
 BENEFICIALLY 8   SHARED VOTING POWER
   OWNED BY       2,516,332
     EACH
  REPORTING   9   SOLE DISPOSITIVE POWER
   PERSON
    WITH          0
             10  SHARED DISPOSITIVE POWER

                  2,200,004
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,516,332

 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                     /  /


 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.7

 14  TYPE OF REPORTING PERSON*

     IN
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                            Page 24 of 34 Pages

Item 5.  Interest in Securities of the Issuer.
         -------------------------------------
                 Item 5 of the Statement on Schedule 13D, as amended, to which this amendment relates (the "Schedule 13D"), filed pursuant to Rule 13d-1 of the Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to the common shares without nominal or par value (the "Shares") of The Seagram Company Ltd., is hereby supplemented as follows:

                 Current Ownership. As of the date hereof, Bronfman Associates, a New York general partnership ("BA"), owns 59,218,088 Shares or approximately 17.2% of the outstanding Shares. Edgar M. Bronfman is the Managing Partner of BA and the other partners of BA are the Edgar Miles Bronfman Trust (the "EMBT"), which holds a 99% general partnership interest, and the children of Edgar M. Bronfman, including Samuel Bronfman II, Edgar Bronfman, Jr. and Matthew Bronfman. The EMBT owns no Shares directly. Edgar
M. Bronfman, Edgar Bronfman, Jr., Matthew Bronfman, Harold R. Handler, Mayo
A. Shattuck III and John L. Weinberg are the trustees of the EMBT and of the PBBT/Edgar Miles Bronfman Family Trust (the "PBBT/EMBFT"), which are trusts for the benefit of Edgar M. Bronfman and his descendants. The PBBT/EMBFT owns 1,486,516 Shares or approximately 0.43% of the outstanding Shares.

                 The C. Bronfman Family Trust (the "C.BFT"), the Charles Rosner Bronfman Family Trust (the "CRBFT"), The Charles Bronfman Trust (the "CBT"), The Charles Bronfman Trust II (the "CBT II"), The Charles R. Bronfman Trust (the "CRBT") and The Charles Rosner Bronfman Discretionary Trust (the "CRBDT"), trusts for the benefit of Charles R. Bronfman and his descendants, own 17,320,000 Shares, 24,800,000 Shares, 1,700,000 Shares, 5,000,000 Shares,
1,700,000 Shares and 1,002,760 Shares, or approximately 5.0%, 7.2%, 0.49%,
1.4%, 0.49% and 0.29% of the outstanding Shares, respectively. Trevor Carmichael, Neville LeRoy Smith and Bruce I. Judelson are the trustees of the C.BFT. Stephen R. Bronfman, Ellen J. Bronfman Hauptman, Arnold M. Ludwick and Robert S. Vineberg are the trustees of the CRBFT, and Gary J. Gartner, Steven H. Levin and Jeffrey D. Scheine are the trustees of each of the CBT, the CBT II and the CRBT. Bruce I. Judelson is the trustee of the CRBDT.

                 The Saidye Rosner Bronfman Ruby Trust (the "Ruby Trust") and the Saidye Rosner Bronfman Topaz Trust (the "Topaz Trust," and together with the Ruby Trust, the "de Gunzburg Trusts"), trusts for the benefit of descendants of the late Minda de Gunzburg, own 2,100,000 Shares and 100,004 Shares, or approximately 0.61% and 0.03% of the outstanding Shares, respectively. Stanley N. Bergman, Dr. Guido Goldman and Leonard M. Nelson are the trustees of the de Gunzburg Trusts.

                 Philotecton Canada Inc. ("Philotecton"), a corporation wholly owned by Phyllis Lambert, owns 828,000 Shares or approximately 0.24% of the outstanding Shares.

                 Edgar M. Bronfman, Charles R. Bronfman, Phyllis Lambert and the late Minda de Gunzburg are siblings.

                 The Claridge Foundation, a charitable foundation the members and directors of which include Charles R. Bronfman, Stephen R. Bronfman and Arnold M. Ludwick, owns 3,280,000 Shares or approximately 1.0% of the outstanding Shares. The Chastell Foundation, a charitable foundation the members and directors of which include

                                            Page 25 of 34 Pages

Charles R. Bronfman, Stephen R. Bronfman, Ellen J. Bronfman Hauptman and Arnold M. Ludwick, owns 594,164 Shares or approximately 0.17% of the outstanding Shares. The Samuel Bronfman Foundation, a charitable foundation the trustees of which include Edgar M. Bronfman, Charles R. Bronfman, Samuel Bronfman II and Edgar Bronfman, Jr., owns 240,000 Shares or approximately 0.07% of the outstanding Shares. The Samuel and Saidye Bronfman Family Foundation, a charitable foundation the directors of which include Phyllis Lambert, Matthew Bronfman and Stephen R. Bronfman, owns 240 Shares.

                 Edgar M. Bronfman owns directly 240 Shares, holds currently exercisable options to acquire 763,921 Shares and serves as an executor of an estate which owns 356 Shares; Charles R. Bronfman holds currently exercisable options to acquire 454,901 Shares and serves as an executor of an estate which owns 356 Shares; Phyllis Lambert owns directly 172,000 Shares; Samuel Bronfman II owns directly 240 Shares and holds currently exercisable options to acquire 117,301 Shares; Edgar Bronfman, Jr. owns directly 240 Shares, holds currently exercisable options to acquire 2,139,600 Shares and, through an investment in the Joseph E. Seagram & Sons, Inc. 401(k) Plan with a value of $25,619.80 as of August 31, 1997, owns indirectly approximately 733 Shares; Matthew Bronfman owns directly 240 Shares; Stephen R. Bronfman owns directly 24,000 Shares; Ellen J. Bronfman Hauptman owns directly 24,000 Shares; John L. Weinberg owns directly 12,000 Shares and Robert S. Vineberg owns indirectly 53,200 Shares. Except with respect to Shares held by Edgar Bronfman, Jr. through the 401(k) Plan, each of such persons has the sole power to vote, or direct the voting of, and the sole power to dispose of, or direct the disposition of, the Shares stated to be owned directly, or indirectly in the case of Mr. Vineberg, by such person. In addition, the spouse of Edgar M. Bronfman owns directly 1,840 Shares, and the spouse of Charles R. Bronfman owns directly 12,000 Shares.

                 The power to vote, or direct the voting of, and the power to dispose of, or direct the disposition of, the Shares beneficially owned by each of the aforementioned trusts is shared by the respective trustees of such trusts, except that the authority of the trustees to vote and dispose of the Shares beneficially owned by the trusts is limited by the voting trust agreements and right of first refusal agreement described below.

                 Charles R. Bronfman is the voting trustee under a Voting Trust Agreement dated August 3, 1984, as amended, covering the 115,798,768 Shares owned directly or indirectly by the EMBT, the PBBT/EMBFT, the C.BFT, the CRBFT, the CBT, the CBT II, the CRBT, the CRBDT, The Claridge Foundation and The Chastell Foundation. See Item 6 - "Voting Trust Agreements" of the
Schedule 13D.

                 Edgar M. Bronfman, Charles R. Bronfman, Stanley N. Bergman, Leonard M. Nelson and Dr. Guido Goldman are the voting trustees under a Voting Trust Agreement dated May 15, 1986 covering the 2,200,004 Shares owned by the de Gunzburg Trusts, and 316,328 Shares owned by Jean de Gunzburg. See
Item 6 - "Voting Trust Agreements" of the Schedule 13D.

                 The Shares subject to the aforementioned voting trusts, along with Shares owned by Phyllis Lambert and Philotecton, are subject to a right-of-first-refusal agreement. See Item 6 - "Right of First Refusal Agreements" of the Schedule 13D.

                                            Page 26 of 34 Pages

                 Each person identified in the Schedule 13D expressly disclaims any beneficial interest in the Shares, except for those Shares which are stated to be owned directly by such person or, in the case of Phyllis Lambert, owned by Philotecton, and except to the extent of such person's beneficial interest in a trust which owns such Shares.

                 Except to the extent expressly provided in agreements described in the Schedule 13D, the persons filing this statement expressly disclaim (i) that the trustees of the trusts referred to in the Schedule 13D act as a group with the trustees of any other trusts referred to in the
Schedule 13D, and (ii) that any group exists with respect to the Shares referred to in the Schedule 13D.

                 The number of Shares over which the trustees of the trusts described herein, Phyllis Lambert and Samuel Bronfman II exercise voting or dispositive power, either sole or shared, are set forth on the cover pages hereto. Percentages set forth on such cover pages and in this Item 5 are based on the 345,103,409 Shares outstanding as of January 31, 1998.

                 Recent Transactions. On December 17, 1997, the C.BFT transferred 5,000,000 Shares to Ellen J. Bronfman Hauptman, who is a trust beneficiary. On December 17, 1997, Ellen J. Bronfman Hauptman transferred the 5,000,000 Shares to the CBT II.

                 On December 17, 1997, Charles R. Bronfman transferred as a gift 1,002,760 Shares owned directly by him to the CRBDT.

                 As set forth on Schedule A hereto, from February 28, 1998 through May 4, 1998, the Ruby Trust and the Topaz Trust sold an aggregate of 1,748,732 and 1,014,000 Shares, respectively, in open market sales effected through brokerage transactions by Bear Stearns on the New York Stock Exchange. Prior to such period, in February 1998, the Ruby Trust and the Topaz Trust each sold an aggregate of 500,000 Shares in open market sales effected through brokerage transactions by Bear Stearns on the New York Stock Exchange at a average price per Share of $38.76, excluding brokerage commissions.

                                            Page 27 of 34 Pages

Signatures

                 After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED:  May 4, 1998



                          EDGAR M. BRONFMAN, individually, as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman, as Managing Partner of Bronfman Associates, as trustee of a certain charitable foundation and as voting trustee under a certain voting trust agreement


                          by:     /s/ Harold R. Handler
                                  ------------------------------
                                  Harold R. Handler
                                  Attorney-in-Fact (Pursuant to  Powers of
                                  Attorney previously filed with the
                                  Securities and Exchange Commission)



                          THE HON. CHARLES R. BRONFMAN, as director or trustee of certain charitable foundations and as voting trustee under certain voting trust agreements


                          by:     /s/ Michel Boucher
                                  ------------------------------
                                  Michel Boucher
                                  Attorney-in-Fact (Pursuant to a Power of
                                  Attorney previously filed with the
                                  Securities and Exchange Commission)



                          PHYLLIS LAMBERT


                          by:     /s/ Michel Boucher
                                  ------------------------------
                                  Michel Boucher
                                  Attorney-in-Fact (Pursuant to a Power of
                                  Attorney previously filed with the
                                  Securities and Exchange Commission)

                                            Page 28 of 34 Pages

                          SAMUEL BRONFMAN II, individually and as trustee of a certain charitable foundation


                          by:     /s/ Harold R. Handler
                                  ------------------------------
                                  Harold R. Handler
                                  Attorney-in-Fact (Pursuant to a Power of
                                  Attorney previously filed with the
                                  Securities and Exchange Commission)



                          EDGAR BRONFMAN, JR., individually, as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman and as trustee of a certain charitable foundation


                          by:     /s/ Harold R. Handler
                                  ------------------------------
                                  Harold R. Handler
                                  Attorney-in-Fact (Pursuant to  Powers of
                                  Attorney previously filed with the
                                  Securities and Exchange Commission)



                          MATTHEW BRONFMAN, individually and as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman


                          by:     /s/ Harold R. Handler
                                  ------------------------------
                                  Harold R. Handler
                                  Attorney-in-Fact (Pursuant to Powers of
                                  Attorney previously filed with the
                                  Securities and Exchange Commission)

                                            Page 29 of 34 Pages

                          STEPHEN R. BRONFMAN, individually, as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman and as director of a certain charitable foundation

                           by:     /s/ Michel Boucher
                                  ------------------------------
                                  Michel Boucher
                                  Attorney-in-Fact (Pursuant to a Power of
                                  Attorney previously filed with the
                                  Securities and Exchange Commission)



                          ELLEN J. BRONFMAN HAUPTMAN, individually, and as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman and as director of a certain charitable foundation


                          by:     /s/ Michel Boucher
                                  ------------------------------
                                  Michel Boucher
                                  Attorney-in-Fact (Pursuant to a Power of
                                  Attorney previously filed with the
                                  Securities and Exchange Commission)


                          /s/ Harold R. Handler
                          ------------------------------
                          HAROLD R. HANDLER, as trustee under certain
                          trusts for the benefit of descendants of
                          the late Samuel Bronfman



                          MAYO A. SHATTUCK III, as trustee under
                          certain trusts for the benefit of
                          descendants of the late Samuel Bronfman

                          by:      /s/ Harold R. Handler
                                  ------------------------------
                                   Harold R. Handler
                                   Attorney-in-Fact (Pursuant to a
                                   Power of Attorney previously filed
                                   with the Securities and Exchange
                                   Commission)

                                            Page 30 of 34 Pages

                          JOHN L. WEINBERG, individually and as
                          trustee under certain trusts for the
                          benefit of descendants of the late Samuel
                          Bronfman


                          by:      /s/ Harold R. Handler
                                  ------------------------------
                                   Harold R. Handler
                                   Attorney-in-Fact (Pursuant to
                                   Powers of Attorney previously filed
                                   with the Securities and Exchange
                                   Commission)



                          ARNOLD M. LUDWICK, as trustee under a
                          certain trust for the benefit of
                          descendants of the late Samuel Bronfman and as a director of certain charitable foundations


                          by:      /s/ Michel Boucher
                                  ------------------------------
                                  Michel Boucher
                                  Attorney-in-Fact (Pursuant to a
                                  Power of Attorney previously filed
                                  with the Securities and Exchange
                                  Commission)



                         ROBERT S. VINEBERG, as trustee under a
                         certain trust for the benefit of
                         descendants of the late Samuel Bronfman


                         by:      /s/ Michel Boucher
                                  ------------------------------
                                  Michel Boucher
                                  Attorney-in-Fact (Pursuant to a
                                  Power of Attorney previously filed
                                  with the Securities and Exchange
                                  Commission)

                                            Page 31 of 34 Pages

                          GARY J. GARTNER, as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman


                          by:      /s/ Michel Boucher
                                  ------------------------------
                                   Michel Boucher
                                   Attorney-in-Fact (Pursuant to a
                                   Power of Attorney previously filed
                                   with the Securities and Exchange
                                   Commission)


                          STEVEN H. LEVIN, as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman


                          by:      /s/ Michel Boucher
                                  ------------------------------
                                   Michel Boucher
                                   Attorney-in-Fact (Pursuant to a
                                   Power of Attorney previously filed
                                   with the Securities and Exchange
                                   Commission)


                          JEFFREY D. SCHEINE, as trustee under
                          certain trusts for the benefit of
                          descendants of the late Samuel Bronfman


                          by:      /s/ Michel Boucher
                                  ------------------------------
                                   Michel Boucher
                                   Attorney-in-Fact (Pursuant to a
                                   Power of Attorney previously filed
                                   with the Securities and Exchange
                                   Commission)


                          TREVOR CARMICHAEL, as trustee under a
                          certain trust for the benefit of
                          descendants of the late Samuel Bronfman


                          by:      /s/ Michel Boucher
                                  ------------------------------
                                   Michel Boucher
                                   Attorney-in-Fact (Pursuant to a
                                   Power of Attorney previously filed
                                   with the Securities and Exchange
                                   Commission)

                                            Page 32 of 34 Pages

                          NEVILLE LEROY SMITH, as trustee under a
                          certain trust for the benefit of
                          descendants of the late Samuel Bronfman


                          by:      /s/ Michel Boucher
                                  ------------------------------
                                   Michel Boucher
                                   Attorney-in-Fact (Pursuant to a
                                   Power of Attorney previously filed
                                   with the Securities and Exchange
                                   Commission)




                          BRUCE I. JUDELSON, as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman


                          by:      /s/ Michel Boucher
                                  ------------------------------
                                   Michel Boucher
                                   Attorney-in-Fact (Pursuant to a
                                   Power of Attorney previously filed
                                   with the Securities and Exchange
                                   Commission)

                                            Page 33 of 34 Pages

                                  /s/ Stanley N. Bergman
                                  ------------------------------
                                  STANLEY N. BERGMAN, as trustee
                                  under certain trusts for the
                                  benefit of descendants of the late
                                  Minda de Gunzburg and as voting
                                  trustee under a certain voting
                                  trust agreement



                                  /s/ Guido Goldman
                                  ------------------------------
                                  DR. GUIDO GOLDMAN, as trustee under
                                  certain trusts for the benefit of
                                  descendants of the late Minda de
                                  Gunzburg and as voting trustee
                                  under a certain voting trust
                                  agreement




                                  /s/ Leonard M. Nelson
                                  ------------------------------
                                  LEONARD M. NELSON, as trustee under
                                  certain trusts for the benefit of
                                  descendants of the late Minda de
                                  Gunzburg and as voting trustee
                                  under a certain voting trust
                                  agreement

                                            Page 34 of 34 Pages
                                  Schedule A

                   Shares sold by Ruby Trust and Topaz Trust
                    from February 28, 1998 through May 4, 1998

                                                            Price Per Share
                                                            (Excluding
                                   Number of                brokerage
Date             Seller           Shares Sold               commissions)
----             ------           -----------               ---------------

03/02/98         Ruby Trust       50,000                    $38.0125
03/02/98         Topaz Trust      50,000                    $38.0125
03/02/98         Ruby Trust       50,000                    $38.0250
03/02/98         Topaz Trust      50,000                    $38.0250
03/02/98         Ruby Trust      125,000                    $38.1250
03/02/98         Topaz Trust     125,000                    $38.1250
03/02/98         Ruby Trust        7,300                    $38.1875
03/02/98         Topaz Trust       7,300                    $38.1875
03/03/98         Ruby Trust       17,700                    $38.1875
03/03/98         Topaz Trust      17,700                    $38.1875
03/04/98         Ruby Trust       50,000                    $37.8988
03/04/98         Topaz Trust      50,000                    $37.8988
03/04/98         Ruby Trust       50,000                    $37.7500
03/04/98         Topaz Trust      50,000                    $37.7500
03/05/98         Ruby Trust       50,000                    $37.6250
03/05/98         Topaz Trust      50,000                    $37.6250
03/06/98         Ruby Trust       50,000                    $37.7500
03/06/98         Topaz Trust      50,000                    $37.7500
03/06/98         Ruby Trust        9,400                    $38.0000
03/06/98         Topaz Trust       9,400                    $38.0000
03/09/98         Ruby Trust       40,600                    $38.0539
03/09/98         Topaz Trust      40,600                    $38.0539
03/09/98         Ruby Trust      118,900                    $38.0308
03/12/98         Topaz Trust     100,000                    $39.2500
03/12/98         Topaz Trust      69,000                    $39.4783
03/13/98         Topaz Trust      31,000                    $39.3228
03/13/98         Topaz Trust     100,000                    $39.5826
03/18/98         Topaz Trust      22,200                    $39.0000
03/19/98         Topaz Trust      77,800                    $39.0000
03/23/98         Ruby Trust       24,750                    $39.5000
03/23/98         Topaz Trust      24,750                    $39.5000
03/25/98         Ruby Trust       89,250                    $39.5000
03/25/98         Topaz Trust      89,250                    $39.5000
04/06/98         Ruby Trust       52,000                    $39.0000
04/17/98         Ruby Trust      334,000                    $38.4335
04/17/98         Ruby Trust      100,000                    $40.0808
04/27/98         Ruby Trust       25,000                    $40.0000
04/28/98         Ruby Trust       75,000                    $40.0000
04/29/98         Ruby Trust      100,000                    $41.0506
04/29/98         Ruby Trust      100,000                    $41.5169
04/30/98         Ruby Trust      100,000                    $42.7931
04/30/98         Ruby Trust      100,000                    $43.1206
04/30/98         Ruby Trust       29,832                    $43.0663